AVIS BUDGET GROUP REPORTS RECORD THIRD QUARTER 2017 RESULTS

PARSIPPANY, N.J., November 6, 2017 - Avis Budget Group, Inc. (NASDAQ: CAR) today reported results for its third quarter ended September 30, 2017.

•	Revenue grew 4% to a record $2.8 billion

•	Net income of $245 million and earnings per diluted share of $2.91

•	Adjusted EBITDA of $482 million and Adjusted diluted earnings per share of $3.10

•	Company updates its full year 2017 Adjusted EBITDA and Adjusted diluted earnings per share estimates

"We had a record third quarter with both pricing and utilization improving in the Americas, strong volume growth partially offset by lower pricing in our International segment, and a relentless focus on cost reduction globally,” said Larry De Shon, Avis Budget Group President and Chief Executive Officer. “During the quarter, hurricanes Harvey, Irma and Maria caused massive devastation across large parts of the United States and Puerto Rico, and I am proud of our teams who worked tirelessly to ensure the safety of our employees and their families, as well as their work to move vehicles to the affected areas to support our customers and the relief agencies. As a consequence of the hurricanes, we have updated our full year outlook to reflect the impact of the operational disruption we faced during the quarter."

Revenue of $2.8 billion in the third quarter increased 4% compared to the prior year, driven by a 5% increase in overall rental days benefiting from strong summer demand, with time and mileage revenue per day increasing in the Americas but lower in our International segment. Total company per-unit fleet costs increased 3% and net income was $245 million, or $2.91 per diluted share. Adjusted EBITDA increased 3% to a record $482 million compared to the prior year, Adjusted net income grew 15% to $260 million, and Adjusted diluted earnings per share increased 26% to $3.10 in the quarter.

Business Segment Discussion
The following discussion of third quarter operating results focuses on revenue and Adjusted EBITDA for each of our segments.

Americas

$ millions *	2017	2016	% change
Revenues	1,839	1,821	1%
Adjusted EBITDA	303	306	(1%)
Per-unit fleet costs	326	310	5%
* Excluding per-unit fleet costs

Revenue growth in the quarter resulted from a 1% increase in volume and a 2% increase in time and mileage revenue per day (more than 1% in local currency), partially offset by lower ancillary revenue. Per-unit fleet costs increased 5% in the third quarter, which was partially offset by a 1% improvement in utilization, as average fleet was reduced slightly compared to the prior year. Additional benefits were realized through our cost savings and efficiency initiatives, as well as our focus on disposing more of our used vehicles through alternative disposition channels. The Company estimates that the hurricanes negatively impacted revenue by $5 million and Adjusted EBITDA by approximately $15 million in the third quarter due to the loss of revenue from business disruption and property damage incurred, net of the positive impact from stronger used car values. Consequently, Adjusted EBITDA was 1% lower in the quarter.

International

$ millions *	2017	2016	% change
Revenues	913	835	9%
Adjusted EBITDA	194	179	8%
Per-unit fleet costs	235	235	0%
* Excluding per-unit fleet costs

Revenue grew 9% in the quarter, or 5% in local currency, driven by 13% higher volume, including a 6% benefit from FranceCars which was acquired in December 2016. Volume growth was partially offset by 1% lower time and mileage revenue per day (down 5% in local currency). The strong revenue performance, benefits from our cost reduction initiatives and a $9 million benefit from currency together resulted in an 8% increase in Adjusted EBITDA to a record $194 million.

Other Items

Share Repurchases - The Company repurchased approximately 783,000 shares of its common shares in the third quarter, or 1% of its shares outstanding, at a cost of $27 million, bringing the year-to-date share repurchases to 4.2 million shares at a cost of $127 million.

Outlook
Our full-year 2017 outlook includes non-GAAP financial measures. The Company believes that it is impracticable to provide a reconciliation to the most comparable GAAP measures due to the forward-looking nature of these forecasted Adjusted earnings metrics and the degree of uncertainty associated with forecasting the reconciling items and amounts. The Company further believes that providing estimates of the amounts that would be required to reconcile the forecasted adjusted measures to forecasted GAAP measures would imply a degree of precision that would be confusing or misleading to investors. The after-tax effect of reconciling items could be significant to the Company’s future quarterly or annual results.

The Company today updated its estimated full-year 2017 results as follows:

$ millions *	2017 Estimates
Revenues	$8,800 - $8,900
Adjusted EBITDA	$725 - $745
Adjusted pretax income	$325 - $345
Adjusted net income	$210 - $225
Adjusted diluted earnings per share	$2.45 - $2.65
Repurchases of common stock	Approx. $200
Adjusted free cash flow	Approx. $325
* Excluding Adjusted diluted earnings per share and assuming no material changes in currency exchange rates.

Additional Guidance Details:

Americas

% change	vs prior year
Rental days	1.5% - 2.0%
Time and mileage revenue per day	(1.0%) - (1.5%)
Per-unit fleet costs	6.5% - 7.0%
Changes in exchange rates are not expected to have a material impact on time and mileage revenue per day or per-unit fleet costs.

International

% change	vs prior year
Rental days	11.5% - 12.5%
Time and mileage revenue per day	(1.7%) - (2.2%)
Per-unit fleet costs	(0.5%) - 0.5%
Includes the expected impact from changes in exchange rates on time and mileage revenue per day and per-unit fleet costs of 2.0% and (2.0%), respectively, as well as the impact of acquiring FranceCars in December 2016.

Investor Conference Call
Avis Budget Group will host a conference call to discuss third quarter results and its outlook on November 7, 2017, at 8:30 a.m. (ET). Investors may access the call and supporting presentation materials at ir.avisbudgetgroup.com or by dialing (630) 395-0021 and providing the participant passcode 2995545. Investors are encouraged to dial in approximately 10 minutes prior to the call. A web replay will be available at ir.avisbudgetgroup.com following the call. A telephone replay will be available from 11:00 a.m. (ET) on November 7 until 10:00 p.m. (ET) on November 21 at (203) 369-1536.

About Avis Budget Group
Avis Budget Group, Inc. is a leading global provider of mobility solutions, both through its Avis and Budget brands, which have more than 11,000 rental locations in approximately 180 countries around the world, and through its Zipcar brand, which is the world’s leading car sharing network, with more than one million members. Avis Budget Group operates most of its car rental offices in North America, Europe and Australia directly, and operates primarily through licensees in other parts of the world. Avis Budget Group has approximately 30,000 employees and is headquartered in Parsippany, N.J. More information is available at www.avisbudgetgroup.com.

Forward-Looking Statements
Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “forecast” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are based upon then current assumptions and expectations and are generally forward-looking in nature and not historical facts. Any statements that refer to outlook, expectations or other characterizations of future events, circumstances or results, including all statements related to our outlook, future results, future fleet costs, acquisition synergies, cost-saving initiatives and future share repurchases are also forward-looking statements.

Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this press release include, but are not limited to, the Company’s ability to promptly and effectively integrate acquired businesses, any change in economic conditions generally, particularly during our peak season or in key market segments, the high level of competition in the vehicle rental industry, a change in our fleet costs as a result of a change in the cost of new vehicles, manufacturer recalls and/or the value of used vehicles, disruption in the supply of new vehicles, disposition of vehicles not covered by manufacturer repurchase programs, the financial condition of the manufacturers that supply our rental vehicles, which could impact their ability to perform their obligations under our repurchase and/or guaranteed depreciation arrangements, any change in travel demand, including changes in airline passenger traffic, any occurrence or threat of terrorism, a significant increase in interest rates or borrowing costs, our ability to obtain financing for our global operations, including the funding of our vehicle fleet via the asset-backed securities market, any changes to the cost or supply of fuel, any fluctuations related to the mark-to-market of derivatives which hedge our exposure to exchange rates, interest rates and fuel costs, our ability to meet the financial and other covenants contained in the agreements governing our indebtedness, risks associated with litigation, governmental or regulatory inquiries or investigations involving the Company, changes in tax or other regulations, changes to our share repurchase plans, risks related to acquisitions, and our ability to accurately estimate our future results and implement our strategy for cost savings and growth. Other unknown or unpredictable factors could also have material adverse effects on the Company’s performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in Avis Budget Group’s Annual Report on Form 10-K for the year ended December 31, 2016 included under headings such as “Forward-Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and in other filings and furnishings made by the Company with the SEC from time to time. Except for the Company’s ongoing obligations to disclose material information under the federal securities laws, the Company undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events.

Non-GAAP Financial Measures
This release includes financial measures such as Adjusted EBITDA and Adjusted free cash flow, as well as metrics that exclude certain items that are not considered generally accepted accounting principles (“GAAP”) measures as defined under SEC rules. Important information regarding such measures is contained on Table 1, Table 4 and

Table 5 of this release. The Company and its management believe that these non-GAAP measures are useful to investors in measuring the comparable results of the Company period-over-period. The GAAP measures most directly comparable to Adjusted EBITDA, Adjusted free cash flow, Adjusted pretax income, Adjusted net income and Adjusted diluted earnings per share are net income (loss), net cash provided by operating activities, income (loss) before income taxes, net income (loss) and diluted (loss) earnings per share, respectively. Foreign currency translation impacts on the Company’s results are quantified by translating the current period’s non-U.S.-dollar-denominated results using the currency exchange rates of the prior period of comparison plus any related gains and losses on currency hedges. Per-unit fleet costs, which represents vehicle depreciation, lease charges and gain or loss on vehicle sales, divided by average rental fleet excludes our U.S. truck rental operations and is calculated on a per-month basis.

Contacts
Media Contact:	Investor Contact:
Alice Pereira	Neal Goldner
(973) 496-3916	(973) 496-5086
PR@avisbudget.com	IR@avisbudget.com

# # #
Tables Follow

Table 1
Avis Budget Group, Inc.
SUMMARY DATA SHEET
(In millions, except per share data)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2017	2016	% Change	2017	2016	% Change
Income Statement and Other Items
Net revenues	$2,752	$2,656	4%	$6,829	$6,780	1%
Income before income taxes	364	345	6%	210	322	(35%)
Net income	245	209	17%	141	194	(27%)
Earnings per share - Diluted	2.91	2.28	28%	1.65	2.05	(20%)

Adjusted Earnings Metrics (non-GAAP) (A)
Adjusted EBITDA	482	469	3%	595	717	(17%)
Adjusted pretax income	387	370	5%	304	416	(27%)
Adjusted net income	260	227	15%	204	260	(22%)
Adjusted earnings per share - Diluted	3.10	2.47	26%	2.39	2.74	(13%)

	As of
	September 30, 2017	December 31, 2016
Balance Sheet Items
Cash and cash equivalents	$814	$490
Vehicles, net	11,801	10,464
Debt under vehicle programs	10,566	8,878
Corporate debt	3,591	3,523
Stockholders’ equity	401	221

Segment Results
	Three Months Ended September 30,			Nine Months Ended September 30,
	2017	2016	% Change	2017	2016	% Change
Net Revenues
Americas	$1,839	$1,821	1%	$4,718	$4,778	(1%)
International	913	835	9%	2,111	2,002	5%
Corporate and Other	—	—	*	—	—	*
Total Company	$2,752	$2,656	4%	$6,829	$6,780	1%

Adjusted EBITDA (A)
Americas	$303	$306	(1%)	$379	$532	(29%)
International	194	179	8%	260	237	10%
Corporate and Other	(15)	(16)	*	(44)	(52)	*
Total Company	$482	$469	3%	$595	$717	(17%)

_______
*	Not meaningful.
(A)	See Table 5 for definitions and reconciliations of non-GAAP measures.

Table 2

Avis Budget Group, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenues
Vehicle rental	$1,949	$1,871	$4,798	$4,772
Other	803	785	2,031	2,008
Net revenues	2,752	2,656	6,829	6,780

Expenses
Operating	1,256	1,219	3,413	3,381
Vehicle depreciation and lease charges, net	616	576	1,717	1,571
Selling, general and administrative	320	315	875	896
Vehicle interest, net	78	77	215	215
Non-vehicle related depreciation and amortization	66	63	194	189
Interest expense related to corporate debt, net:
Interest expense	45	51	142	157
Early extinguishment of debt	—	—	3	10
Restructuring and other related charges	7	6	52	26
Transaction-related costs, net	—	4	8	13
Total expenses	2,388	2,311	6,619	6,458

Income before income taxes	364	345	210	322
Provision for income taxes	119	136	69	128
Net income	$245	$209	$141	$194

Earnings per share
Basic	$2.96	$2.32	$1.68	$2.07
Diluted	$2.91	$2.28	$1.65	$2.05

Weighted average shares outstanding
Basic	82.6	90.4	84.1	93.5
Diluted	84.0	91.8	85.5	94.8

Table 3
Avis Budget Group, Inc.
SEGMENT REVENUE DRIVER ANALYSIS

	Three Months Ended September 30,			Nine Months Ended September 30,
	2017	2016	% Change	2017	2016	% Change

Americas

Rental Days (000’s)	28,967	28,673	1%	79,111	78,007	1%
Time & Mileage Revenue per Day (A)	$43.64	$42.96	2%	$40.24	$40.98	(2%)
Average Rental Fleet	421,557	421,796	0%	400,920	394,986	2%

International

Rental Days (000’s)	16,589	14,729	13%	39,849	35,992	11%
Time & Mileage Revenue per Day (B)	$32.99	$33.44	(1%)	$31.34	$32.56	(4%)
Average Rental Fleet	240,428	212,532	13%	202,412	181,349	12%

Total

Rental Days (000’s)	45,556	43,402	5%	118,960	113,999	4%
Time & Mileage Revenue per Day	$39.76	$39.73	0%	$37.26	$38.32	(3%)
Average Rental Fleet	661,985	634,328	4%	603,332	576,335	5%
_______
Rental days and time & mileage revenue per day are calculated based on the actual rental of the vehicle during a 24-hour period. Our calculation of rental days and time & mileage revenue per day may not be comparable to the calculation of similarly-titled statistics by other companies. Amounts exclude U.S. truck rental and Zipcar transactions.

(A)	Changes in currency exchange rates had a 1% favorable effect and no effect in the three and nine months ended September 30, 2017, respectively.
(B)	Changes in currency exchange rates had a 4% favorable effect and no effect in the three and nine months ended September 30, 2017, respectively.

Table 4

Avis Budget Group, Inc.
CONSOLIDATED CONDENSED SCHEDULES OF CASH FLOWS AND ADJUSTED FREE CASH FLOWS
(In millions)

CONSOLIDATED CONDENSED SCHEDULE OF CASH FLOWS

Nine Months Ended September 30, 2017
Operating Activities
Net cash provided by operating activities	$2,041

Investing Activities
Net cash used in investing activities exclusive of vehicle programs	(144)
Net cash used in investing activities of vehicle programs	(2,780)
Net cash used in investing activities	(2,924)

Financing Activities
Net cash provided by (used in) financing activities exclusive of vehicle programs	(163)
Net cash provided by (used in) financing activities of vehicle programs	1,338
Net cash provided by (used in) financing activities	1,175

Effect of changes in exchange rates on cash and cash equivalents	32
Net change in cash and cash equivalents	324
Cash and cash equivalents, beginning of period	490
Cash and cash equivalents, end of period	$814

CONSOLIDATED SCHEDULE OF ADJUSTED FREE CASH FLOWS (A)

Nine Months Ended September 30, 2017
Income before income taxes	$210
Add-back of non-vehicle related depreciation and amortization	194
Add-back of debt extinguishment costs	3
Add-back of transaction-related costs	8
Working capital and other	(50)
Capital expenditures	(139)
Tax payments, net of refunds	(53)
Vehicle programs and related (B)	300
Adjusted Free Cash Flow	473

Acquisition and related payments, net of acquired cash	(17)
Borrowings, net of debt repayments	(9)
Transaction-related payments	(8)
Repurchases of common stock	(144)
Foreign exchange effects, financing costs and other	29
Net change in cash and cash equivalents (per above)	$324

_______
(A)	See Table 5 for a description of Free Cash Flow.
(B)	Includes vehicle-backed borrowings (repayments) that are incremental to amounts required to fund incremental (reduced) vehicle and vehicle-related assets.

RECONCILIATION OF ADJUSTED FREE CASH FLOW TO NET CASH PROVIDED BY OPERATING ACTIVITIES

Nine Months Ended September 30, 2017
Adjusted Free Cash Flow (per above)	$473
Investing activities of vehicle programs	2,780
Financing activities of vehicle programs	(1,338)
Capital expenditures	139
Proceeds received on asset sales	(6)
Change in restricted cash	1
Transaction-related payments	(8)
Net cash provided by operating activities (per above)	$2,041

Table 5
Avis Budget Group, Inc.
DEFINITIONS AND RECONCILIATIONS OF NON-GAAP MEASURES
(In millions, except per share data)

The accompanying press release includes certain non-GAAP (generally accepted accounting principles) financial measures as defined under SEC rules. To the extent not provided in the press release or accompanying tables, we have provided below the reasons we present these non-GAAP financial measures, a description of what they represent and a reconciliation to the most comparable financial measure calculated and presented in accordance with GAAP.
DEFINITIONS
Adjusted EBITDA
The accompanying press release presents Adjusted EBITDA, which represents income from continuing operations before non-vehicle related depreciation and amortization, any impairment charges, restructuring and other related charges, early extinguishment of debt costs, non-vehicle related interest, transaction-related costs, net charges for unprecedented personal-injury legal matters and income taxes. Net charges for unprecedented personal-injury legal matters are recorded within operating expenses in our consolidated statement of operations. We have revised our definition of Adjusted EBITDA to exclude costs associated with the separation of certain officers of the Company and our limited voluntary opportunity plan, which offers certain employees the limited opportunity to elect resignation from employment for enhanced severance benefits. Costs associated with the separation of certain officers and our limited voluntary opportunity plan are recorded as part of restructuring and other related charges in our consolidated statement of operations. We did not revise prior years' Adjusted EBITDA amounts because there were no costs similar in nature to these costs. Adjusted EBITDA includes stock-based compensation expense and deferred financing fee amortization totaling $7 million and $14 million in third quarter 2017 and 2016, respectively, and totaling $24 million and $41 million in the nine months ended September 30, 2017 and 2016, respectively.

We and our management believe that Adjusted EBITDA is useful to investors as a supplemental measure in evaluating the aggregate performance of our operating businesses and in comparing our results from period to period. Adjusted EBITDA is the measure that is used by our management, including our chief operating decision maker, to perform such evaluation. Adjusted EBITDA is also a component in the determination of management's compensation. Adjusted EBITDA should not be considered in isolation or as a substitute for net income or other income statement data prepared in accordance with GAAP and our presentation of Adjusted EBITDA may not be comparable to similarly-titled measures used by other companies.

Adjusted Earnings Metrics
The accompanying press release and tables present Adjusted pretax income, Adjusted net income and Adjusted diluted earnings per share for the three and nine months ended September 30, 2017 and 2016, which exclude certain items. We and our management believe that these measures referred to above are useful to investors as supplemental measures in evaluating the aggregate performance of the Company. We exclude restructuring expense, transaction-related costs, costs related to early extinguishment of debt and other certain items as such items are not representative of the results of operations of our business less a provision for income taxes derived utilizing applicable statutory tax rates for each item.

Reconciliations of net income, income before income taxes and diluted earnings per share to Adjusted EBITDA and our Adjusted earnings metrics are as follows:

		Three Months Ended September 30,
Reconciliation of net income to Adjusted EBITDA:		2017	2016

	Net income	$245	$209
	Provision for income taxes	119	136
	Income before income taxes	364	345

	Add certain items:
	Acquisition-related amortization expense	16	15
	Restructuring and other related charges	7	6
	Transaction-related costs, net	—	4
	Adjusted pretax income	387	370

Add:	Non-vehicle related depreciation and amortization (excluding acquisition-related amortization expense)	50	48
	Interest expense related to corporate debt, net (excluding early extinguishment of debt)	45	51
	Adjusted EBITDA	$482	$469

Reconciliation of net income to Adjusted net income:

	Net income	$245	$209
	Add certain items, net of tax:
	Acquisition-related amortization expense	10	10
	Restructuring and other related charges	5	5
	Transaction-related costs, net	—	3
	Adjusted net income	$260	$227

	Earnings per share - Diluted	$2.91	$2.28

	Adjusted diluted earnings per share	$3.10	$2.47

	Shares used to calculate Adjusted diluted earnings per share	84.0	91.8

		Nine Months Ended September 30,
Reconciliation of net income to Adjusted EBITDA:		2017	2016

	Net income	$141	$194
	Provision for income taxes	69	128
	Income before income taxes	210	322

	Add certain items:
	Restructuring and other related charges	52	26
	Acquisition-related amortization expense	45	45
	Transaction-related costs, net	8	13
	Early extinguishment of debt	3	10
	Charges for legal matter, net (A)	(14)	—
	Adjusted pretax income	304	416

Add:	Non-vehicle related depreciation and amortization (excluding acquisition-related amortization expense)	149	144
	Interest expense related to corporate debt, net (excluding early extinguishment of debt)	142	157
	Adjusted EBITDA	$595	$717

Reconciliation of net income to Adjusted net income:

	Net Income	$141	$194
	Add certain items, net of tax:
	Restructuring and other related charges	33	20
	Acquisition-related amortization expense	30	30
	Transaction-related costs, net	6	10
	Early extinguishment of debt	2	6
	Charges for legal matter, net	(8)	—
	Adjusted net income	$204	$260

	Earnings per share - Diluted	$1.65	$2.05

	Adjusted diluted earnings per share	$2.39	$2.74

	Shares used to calculate Adjusted diluted earnings per share	85.5	94.8
_______

(A)	Reported within operating expenses in our Consolidated Statement of Operations.

Adjusted Free Cash Flow
Represents Net Cash Provided by Operating Activities adjusted to reflect the cash inflows and outflows relating to capital expenditures, the investing and financing activities of our vehicle programs, asset sales, if any, and to exclude debt extinguishment costs and transaction-related costs. We believe that Adjusted Free Cash Flow is useful to management and investors in measuring the cash generated that is available to be used to repurchase stock, repay debt obligations, pay dividends and invest in future growth through new business development activities or acquisitions. Adjusted Free Cash Flow should not be construed as a substitute in measuring operating results or liquidity, and our presentation of Adjusted Free Cash Flow may not be comparable to similarly-titled measures used by other companies. A reconciliation of Adjusted Free Cash Flow to the appropriate measure recognized under GAAP is provided on Table 4.